February 9, 1999


Dear Shareholder:

A civil complaint was recently filed in San Francisco County Superior Court by two employee shareholders of Van Kasper & Co. ("Van Kasper") alleging, among other things, breach of contract. The complaint seeks, among other things, compensatory and punitive damages, and an injunction compelling the issuance to these employees of additional shares of Van Kasper at a significant discount to the current fair market value of such shares. Van Kasper estimates that the actual damages sought by the plaintiffs is approximately $4 million. If these shareholders prevail on their claims in excess of amounts reserved by Van Kasper, the representations and warranties under the Amended and Restated Agreement of Merger dated December 16, 1998 (the "Merger Agreement") could be breached. Moreover, the mere filing of the complaint could also constitute a breach of the representations and warranties under the Merger Agreement. Damages incurred by Van Kasper or its successors relating to a breach would entitle First Security to, among other things, withhold a portion of the consideration, referred to in the Merger Agreement as the Holdback, pursuant to the indemnity provisions under the Merger Agreement in the event that this Holdback subsequently is earned and becomes due and payable. In this regard, Van Kasper and First Security have entered into an agreement, the form of which is attached as an exhibit to First Security's filing of this disclosure on Form 8-K, which provides that First Security would not be subject to the $1 million basket provided for under the indemnity provisions for any damages relating to these types of claims Van Kasper disputes the allegations contained in the complaint and intends to vigorously defend the matter. If, however, Van Kasper is not successful in its defenses to these claims, or to other similar claims, if filed, the amount of consideration which would subsequently be distributable to all of the shareholders of Van Kasper on the third or fourth anniversary following the Closing, or at such other time as the Holdback becomes due and payable, would be reduced on a pro rata basis.

Shareholders of Van Kasper are advised that consents previously tendered in favor of the Merger may presently be withdrawn in light of the foregoing information or otherwise. Shareholders may withdraw consents by delivering to John Chung at the offices of Van Kasper a written consent in the form previously distributed to the Van Kasper shareholders indicating a vote against the Merger. The consent must be dated subsequent to any consent previously delivered and must be delivered and received not later than 6:00 p.m. California time on Wednesday, February 10, 1999. Additional written consent forms may be obtained at no charge from John Chung at Van Kasper. The Board of Directors of Van Kasper has not altered its approval or recommendation in favor of the Merger. Van Kasper and First Security presently plan to close on the Merger on February 11, 1999.

                                  F. Van Kasper
                                  Chairman